Acknowledgement and Acceptance of Special Servicer

June 15, 2020

BY EMAIL

Wells Fargo Bank, National Association, as Trustee and Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Corporate Trust Services – MSCI 2019-H7

Email: cts.cmbs.bond.admin@wellsfargo.com

Email: trustadministrationgroup@wellsfargo.com

RE:	Acknowledgement and Acceptance of Special Servicer for Serviced AB Whole Loan – Grand Canal Shoppes Whole Loan (the “Loan”);

Morgan Stanley Capital I Trust 2019-H7, Commercial Mortgage Pass-Through Certificates Series 2019-H7

Ladies and Gentlemen:

Reference is made to that certain Pooling and Servicing Agreement (the “PSA”), dated as of July 1, 2019, originally between Morgan Stanley Capital I Inc., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and Asset Representations Reviewer, and the Agreement Between Noteholders (the “Intercreditor Agreement”) dated as of July 3, 2019, originally between Morgan Stanley Bank, N.A., a national banking association, as Note A-1 Holder, Wells Fargo Bank, National Association, a national banking association, as Note A-2 Holder, JPMorgan Chase Bank, National Association, a national banking association, as Note A-3 Holder, Goldman Sachs Bank USA, a New York State chartered bank, as Note A-4 Holder, and CPPIB Credit Investments II Inc., a Canadian corporation with foreign jurisdiction, as Note B Holder, regarding the Loan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the PSA and Intercreditor Agreement, as applicable.

Pursuant to the fourth paragraph of Section 7.01(d) of the PSA and Section 7 of the Intercreditor Agreement, the undersigned hereby agrees with all the other parties to the PSA that the undersigned shall serve as Special Servicer under, and as defined in, the PSA with respect to the Loan. The effective date (the “Effective Date”) of the appointment of the undersigned as Special Servicer with respect to the Loan shall be the date hereof. The undersigned hereby assumes, as of the Effective Date, all of the responsibilities, duties and liabilities of the Special Servicer under the PSA and the Intercreditor Agreement with respect to the Loan that arise on and after the Effective Date. The undersigned hereby makes, as of the date hereof, the representations and warranties set forth in Section 6.01(b) of the PSA mutatis mutandis with all references to “Agreement” in Section 6.01(b) of the PSA to include this Acknowledgement and Acceptance of Special Servicer in addition to the Agreement, with the following corrections with respect to type of entity and jurisdiction of organization: Situs Holdings, LLC is a duly formed limited liability company, validly existing in active status under the laws of the State of Delaware.  The undersigned further represents

US2008 16718582 1

Acknowledgment and Acceptance of Special Servicer

and warrants that it satisfies all of the eligibility requirements applicable to special servicers set forth in the PSA and Intercreditor Agreement, including, but not limited to, the requirements of a “Qualified Replacement Special Servicer” as such term is defined in the PSA, and that all requirements and preconditions for the appointment of the undersigned as Special Servicer have been satisfied.

Situs Holdings, LLC’s address for notices pursuant to Section 13.05 of the PSA is as follows:

Situs Holdings, LLC

101 Montgomery Street, Suite 2250

San Francisco, California 94104

Attention: Curt Spaugh

E-mail: curtspaugh@situsamc.com

with a copy to:

Situs Group, LLC

5065 Westheimer, Suite 700E

Houston, Texas 77056

Attention: Legal Department

E-mail: legal@situsamc.com

and

samnotice@situsamc.com.

Sincerely,

SITUS HOLDINGS, LLC

By:   /s/ Marisa Cohen

Name: Marisa Cohen

Title: Associate General Counsel

US2008 16718582 1